Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 1, 2023

Preliminary Prospectus Supplement dated September 8, 2025

Registration Statement File No. 333-275251

ELEVANCE HEALTH, INC.

Offering of:

$750,000,000 4.000% Notes due 2028 (the “2028 Notes”)

$750,000,000 4.600% Notes due 2032 (the “2032 Notes”)

$1,000,000,000 5.000% Notes due 2036 (the “2036 Notes”)

$500,000,000 5.700% Notes due 2055 (the “2055 Notes”)

Pricing Term Sheet dated

September 8, 2025

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated September 8, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 1, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-275251). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Elevance Health, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB+ (Moody’s / S&P / Fitch)

Pricing Date	September 8, 2025

Trade Date	September 8, 2025

Settlement Date	September 15, 2025 (T+5)

Aggregate Principal Offering Amount	$750,000,000 for the 2028 Notes $750,000,000 for the 2032 Notes $1,000,000,000 for the 2036 Notes $500,000,000 for the 2055 Notes

Maturity Date	September 15, 2028 for the 2028 Notes September 15, 2032 for the 2032 Notes January 15, 2036 for the 2036 Notes September 15, 2055 for the 2055 Notes

Coupon (Interest Rate)	4.000% for the 2028 Notes 4.600% for the 2032 Notes 5.000% for the 2036 Notes 5.700% for the 2055 Notes

Price to Public (Issue Price)

99.947% of the principal amount for the 2028 Notes

99.822% of the principal amount for the 2032 Notes
99.640% of the principal amount for the 2036 Notes

99.431% of the principal amount for the 2055 Notes

Yield to Maturity	4.019% for the 2028 Notes 4.630% for the 2032 Notes 5.046% for the 2036 Notes 5.740% for the 2055 Notes

Spread to Benchmark Treasury	T + 55 basis points for the 2028 Notes T + 85 basis points for the 2032 Notes T + 100 basis points for the 2036 Notes T + 105 basis points for the 2055 Notes

Benchmark Treasury	3.625% due August 15, 2028 for the 2028 Notes 3.875% due August 31, 2032 for the 2032 Notes 4.250% due August 15, 2035 for the 2036 Notes 4.750% due May 15, 2055 for the 2055 Notes

Benchmark Treasury Price / Yield	100-13 3⁄4 / 3.469% for the 2028 Notes 100-18+ / 3.780% for the 2032 Notes 101-21 / 4.046% for the 2036 Notes 100-30+ / 4.690% for the 2055 Notes

Interest Payment Dates

March 15 and September 15, commencing March 15, 2026 for the 2028 Notes

March 15 and September 15, commencing March 15, 2026 for the 2032 Notes

January 15 and July 15, commencing January 15, 2026 for the 2036 Notes

March 15 and September 15, commencing March 15, 2026 for the 2055 Notes

Optional Redemption Provisions

For the 2028 Notes: Prior to August 15, 2028 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 10 basis points; par call at any time on or after August 15, 2028.

For the 2032 Notes: Prior to July 15, 2032 (the date that is two months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after July 15, 2032.

For the 2036 Notes: Prior to October 15, 2035 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after October 15, 2035.

For the 2055 Notes: Prior to March 15, 2055 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after March 15, 2055.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	036752 BH5 / US036752BH53 for the 2028 Notes 036752 BJ1 / US036752BJ10 for the 2032 Notes 036752 BK8 / US036752BK82 for the 2036 Notes 036752 BL6 / US036752BL65 for the 2055 Notes

Joint Book-Running Managers	BofA Securities, Inc. Deutsche Bank Securities Inc. Mizuho Securities USA LLC

Passive Book-Running Managers	PNC Capital Markets LLC UBS Securities LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Truist Securities, Inc. Wells Fargo Securities, LLC

Junior Co-Managers	BNY Mellon Capital Markets, LLC Huntington Securities, Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about September 15, 2025, which will be the fifth business day following the pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day preceding the settlement date will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-275251). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling (i) BofA Securities, Inc. at (800) 294-1322, (ii) Deutsche Bank Securities Inc. at (800) 503-4611 or (iii) Mizuho Securities USA LLC at (866) 271-7403.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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